Exhibit 99.1

Vinco Ventures Completes Acquisition of AdRizer, an AI-Powered Revenue Attribution and Audience Acquisition Ad Platform

AdRizer to Power Advertising for Lomotif

FAIRPORT, NY., February 16th, 2022 — Vinco Ventures, Inc. (Nasdaq: BBIG) (“Vinco”) today announced it has completed the previously announced acquisition of AdRizer LLC (“AdRizer”), a provider of technology solutions that automate the use of artificial intelligence for digital advertising analytics and programmatic media buying, for consideration consisting of $38 million in cash paid at closing and up to 10 million shares of common stock of Vinco issuable on January 1, 2024. ZVV Media Partners, LLC (“ZVV”), a joint venture of Vinco and Zash Global Media and Entertainment Corporation (“ZASH”), and ZASH assigned their rights to acquire AdRizer to Vinco in connection with the transaction. As a result of the acquisition, AdRizer is now a wholly-owned subsidiary of Vinco.

Ken Bond, the founder and CEO of AdRizer, will continue as CEO of AdRizer under a three-year employment agreement with AdRizer.

“With the AdRizer acquisition complete, we are now focused on deploying AdRizer’s technology platform to monetize the content creation and streaming capabilities of the Lomotif short form video app through digital advertising,” said Lisa King, CEO of Vinco.

Ted Farnsworth, Chairman of ZASH added, “We are thrilled to be advancing our plan to build a monetization platform on Lomotif, and are extremely excited about the combined future of Vinco, AdRizer and Lomotif.”

AdRizer’s technology platform, Cortex, provides real-time analytics for marketing spend and revenue optimization to deliver streamlined ad-campaign creation for advertisers at scale. AdRizer’s platform integrates with various traffic partners including Google, MSN, Instagram, Facebook, Twitter and others. AdRizer’s technology platform for publishers and advertisers assists them in optimizing the return on their digital ad investment. This includes display and video ads that can be viewed on a variety of devices, including laptops and mobile devices, enabling advertisers to upload their ads seamlessly. AdRizer plans to develop an ad platform inside the Lomotif short-form video app to enable advertisers to more effectively engage with the Lomotif platform and its users. In building its ad platform for Lomotif, AdRizer will seek to maximize the effectiveness of its advertising strategies in light of current data privacy safeguards.

Vinco’s strategy of integrating the AdRizer platform with Lomotif includes integrating the full-service content monetization platform of Honey Badger, a subsidiary of Vinco that focuses on brand specific messaging and designing comprehensive digital campaigns from creation to monetization.

About Vinco Ventures

Vinco Ventures, Inc. (Nasdaq: BBIG) is focused on the development of digital media and content technologies. Vinco Ventures’ consolidated subsidiary, ZVV Media Partners, LLC, a joint venture of Vinco Ventures and ZASH Global Media and Entertainment Corporation, has an 80% ownership interest in Lomotif Private Limited. For more information visit Investors.vincoventures.com.

About AdRizer

AdRizer LLC is a provider of technology solutions that automate the use of artificial intelligence for digital advertising analytics and programmatic media buying, enabling publishers and agencies to place digital ads in real time and effectively manage their ad investment with a risk averse approach.

About Lomotif

Lomotif is a global video-sharing social networking platform that is democratizing video creation. A home for creators since 2014, Lomotif has grown worldwide as a grassroots social community with dedicated users in Asia, Latin America and the United States. Lomotif is 80% owned by ZVV Media Partners, LLC, a joint venture of ZASH Global Media and Entertainment Corporation and Vinco Ventures, Inc. (Nasdaq: BBIG). Download the Lomotif app from Apple and Google stores or visit www.lomotif.com for more information.

Forward-Looking Statements and Disclaimers

This press release contains “forward-looking statements” as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are based upon beliefs of, and information currently available to, Vinco as well as estimates and assumptions made by Vinco’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this press release the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected,” and other words or the negative of these terms and similar expressions as they relate to the applicable company identify forward-looking statements. Such statements reflect the current view of Vinco’s management with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Vinco and its consolidated subsidiaries and variable interest entities, including Lomotif, AdRizer and Honey Badger, and their respective industries, financial condition, operations and results of operations. Such factors include, but are not limited to, uncertainties as to the expected benefits from Vinco’s investments in Lomotif, AdRizer and Honey Badger and related growth initiatives including integration of the AdRizer platform with Lomotif and synergies between AdRizer, Lomotif and Honey Badger, and such other risks and uncertainties described more fully in documents filed by Vinco with or furnished to the Securities and Exchange Commission, including the risk factors discussed in Vinco’s Annual Report on Form 10-K for the period ended December 31, 2020 filed on April 15, 2021, and Vinco’s Quarterly Reports on Form 10-Q filed thereafter including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed on November 22, 2021, which are available at www.sec.gov. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although Vinco believes that the expectations reflected in the forward-looking statements are reasonable, Vinco cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, Vinco does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor Relations

Monica Gould

Greg McNiff

investors@vincoventures.com